Exhibit 4.2

Free translation

EMPLOYEE MATTERS AGREEMENT

This Employee Matters Agreement, dated as of December 17, 2020 (“Agreement”), is entered between:

(1) Companhia Brasileira de Distribuição, publicly held company incorporated in Federative Republic of Brazil, with head office in the City of São Paulo, State of São Paulo, at Avenida Brigadeiro Luiz Antônio, nº 3142, Jardim Paulista, enrolled with CNPJ/ME under the No. 47.508.411/0001-56, herein represented by its legal representatives under its Bylaws (“CBD”); and

(2) Sendas Distribuidora S.A., company for shares incorporated in Federative Republic of Brazil, with head office in the City of Rio de Janeiro, State of Rio de Janeiro, at Avenida Ayrton Senna, nº 0600, Jacarepaguá, enrolled with CNPJ/ME under the No. 06.057.223/0001-71, herein represented by its legal representatives under its Bylaws (“Sendas”).

CBD and Sendas are hereinafter referred to collectively as “Parties”, and individually and indistinctly as “Party”.

Whereas:

(A) The Parties entered into, on December 14, 2020, the Separation Agreement and Other Covenants (“Separation Agreement”) to regulate the terms and conditions necessary for the business and assets separation of Sendas and CBD, within the scope of the partial spin-off of CBD (“Spin-off”), so that Sendas ceases to be a company controlled by CBD, and the Parties begin to operate independently (“Business Separation”);

(B) By means of the Separation Agreement, the Parties agree to establish a Transition Committee to better align the interests of the Parties in relevant matters (“Transition Committee”);

(C) Under the Business Separation, it is in the mutual interest of the Parties that certain employees be transferred between the Parties, and that the Transition Committee determines the specific terms and conditions of such transfers in the best interest of the Parties;

NOW, THEREFORE, the Parties resolve to enter into this Agreement, which shall be governed by the following mutually agreed terms and conditions.

1.	Transfer

1.1. By means of this Agreement, as a result of the Spin-off and in accordance with the Separation Agreement, the Parties undertake to endeavor the best efforts to transfer certain key employees from Sendas to CBD and from CBD to Sendas, including, without limitation, the management and staff (“Transferred Employees”).

1.1.1.	Without prejudice to the transfer of the Transferred Employees, Sendas undertakes to transfer and CDB undertakes to receive the transfer of all Gas Stations’ (as defined in the Separation Agreement) employees, in accordance with Sections 1.1.2 and 1.1.3 below.

1.1.2.	The Parties shall transfer the Transferred Employees by termination of the respective employment agreements, the transfer of employment agreements, or in any other manner in the best interest of the Parties, in accordance with the current legislation and the criteria established by the Transition Committee.

1.1.3.	If the transfers result in the duty to indemnify or other associated liabilities, including of a fiscal and social security nature, such liabilities shall be allocated between the Parties in accordance with the current legislation and the criteria established by the Transition Committee.

2.	Collective Agreements and Unions

2.1. From the effective date of the transfer of Transferred Employees, any unions, associations or professional organizations representing the Transferred Employees (“Unions”), whether hired by CBD or Sendas, shall continue to represent such employees for the purpose of collective bargaining or any other trade union agreement with CBD or Sendas, as applicable.

2.2. The Parties shall endeavor commercially reasonable efforts to segregate, and the Transition Committee shall be responsible for conducting the segregation of the negotiation of interests of Sendas and CBD before the Unions, on this date held jointly, as applicable, in the shortest possible time (“Segregation of Negotiation”).

2.2.1.	The Segregation of Negotiation shall be made by the Transition Committee based on the historical knowledge and the relationship established with the Unions.

3.	Benefits Plans

3.1. The Parties undertake to maintain the benefits granted by CBD to the Transferred Employees in terms and conditions substantially equal to those granted historically, obliging to (i) replace, segregate, duplicate or add the current agreements (and the applicable programs, as the case may be) related to the stock option plan and the CBD stock option compensation plan, so that the current beneficiaries of the respective programs, including beneficiaries who shall hold positions in Sendas after Spin-off, shall become entitled, within the respective agreements, to exercise the options and receive shares issued by both Parties; and (ii) create and take the necessary measures to approve new stock option plans and stock option compensation plans of Sendas, and their programs, in terms substantially similar to the terms and conditions of such CBD plans.

3.2. The Parties shall individually bear, in compliance with applicable legal and accounting rules, all costs relating to the transfer of benefits granted and the implementation of new benefits to the Transferred Employees.

3.2.1.	The transition of the current CBD stock-based incentive plans and implementation to the new Sendas stock-based incentive plans (“Stock Plans”) shall be carried out jointly by the Transition Committee and the CBD Human Resources and Compensation Committee (“HR Committee”).

4.	Term of the Agreement

4.1. Term. The Parties resolve that this Agreement shall remain in full force solely and exclusively for the period (i) of twenty-four (24) months, or (ii) until its subject matter is fully fulfilled, whichever occurs first.

5.	General Provisions

5.1. Notices. All notices, demands, requests, consents, approvals, representations, deliveries or other communications under this Agreement shall be deemed valid and effective when they are made in writing and delivered (a) in person (upon protocol or proof of delivery), (b) by registered letter or recognized courier service (with acknowledged receipt request and postage confirmation), or (c) by email with delivery confirmation, to the following physical and electronic addresses:

COMPANHIA BRASILEIRA DE DISTRIBUIÇÃO

Attn.: Chief Executive Officer, with a copy to the Legal Officer

Avenida Brigadeiro Luiz Antônio, nº 3142, Jardim Paulista, São Paulo/SP, Zip Code 01402-001

Email: jorge.faical@gpabr.com; marcelo.almeida1@gpabr.com

SENDAS DISTRIBUIDORA S.A.

Attn.: Chief Executive Officer, with a copy to the Chief Financial Officer

Avenida Aricanduva, nº 5.555 - Âncora "E", Central Administrativa Assaí (Shopping Interlar - Aricanduva), Vila Aricanduva, São Paulo/SP, Zip Code 03527-000

Email: belmiro.gomes@assai.com.br; daniela.sabbag@assai.com.br; c/c societario.assai@assai.com.br

5.1.1.	The delivery of any notice required under this Agreement may be waived by the Party to whom it is addressed. Any Party may change the address to which the notice shall be sent, by giving a written notice to the other Party in accordance with Section 3.1, and with respect to this provision, the notice shall be deemed received only upon recognition of such receipt by the recipient Party.

5.2. Specific Enforcement. The commitments and obligations by each of the Parties under this Agreement are subject to specific enforcement, in accordance with the Code of Civil Procedure (Law No. 13.105, of March 16, 2015, as amended and in force), and it is hereby agreed that the fixing of damages shall not constitute an adequate and sufficient redress. For this purpose, the Parties acknowledge that this Agreement, duly signed by two (2) witnesses, constitutes an extrajudicial enforcement instrument for all purposes of the Code of Civil Procedure.

5.3. Entire Agreement. This Agreement, together with the Separation Agreement, comprises all understandings between the Parties and shall prevail over all agreements, understandings, statements, representations and warranties, oral or written, express or implied, existing between the Parties and their respective Affiliates, representatives and agents.

5.4. Waiver; Amendment. No waiver or termination of this Agreement, or any of the terms or provisions hereof, shall bind the Parties, except if confirmed in writing. No waiver by any of the Parties of any term or provision set forth in this Agreement or any default related to this instrument shall impact the rights of such Party, as from such date, to execute such term or provision or exercise any right or remedy in relation to any other default, whether similar or not. This Agreement may not be modified or amended, unless in writing and signed by the Parties.

5.5. Invalidity; Ineffectiveness. In the event that one or more provisions of this Agreement are considered void, voidable, invalid or ineffective, the validity, legality and enforceability of the other provisions contained in this Agreement shall in no way be affected and/or impaired by such event, remaining in full force and effect, as if such void, voidable, invalid or ineffective provision was not present.

5.6. Binding Effect. This Agreement is entered into in an irreversible and irrevocable basis, and constitutes legal, valid and binding obligations, to be enforceable and to inure to the benefit of the Parties and their respective Affiliates, successors and permitted assigns.

5.7. Assignment. The Parties may not assign or transfer this Agreement, in whole or in part, in any form, directly or indirectly, to any third party, without the prior written express consent of the other Party. This Agreement shall bind the Parties and their respective permitted successors and assignees thereof.

5.8. Compliance with the Agreement. Each of the Parties hereby guarantees compliance, and shall ensure their respective Subsidiaries, affiliates, officers, directors, employees, representatives and agents to comply with all their obligations, covenants and agreements under this Agreement which shall be complied with by such Subsidiaries, affiliates, officers, directors, employees, representatives and agents. For the purposes of this Section, the Parties undertake to inform timely about the obligations, covenants and agreements pertaining to their Subsidiaries, affiliates, officers, directors, employees, representatives and agents.

5.9. Applicable law. This Agreement shall be governed by and construed in accordance with the laws of the Federative Republic of Brazil.

5.10. Dispute Resolution. In the event of any disputes, conflicts, issues or disagreements of any nature arising out of this Agreement, the Parties shall comply with the provisions of Section 9.11 of the Separation Agreement.

São Paulo, December 17, 2020.

/s/ Christophe José Hidalgo	/s/ Jorge Faiçal Filho
Christophe José Hidalgo	Jorge Faiçal Filho
Interim CEO, CFO and Investor Relations Officer	Chief Retail Officer

Companhia Brasileira De DistribuiÇÃo

/s/ Daniela Sabbag	/s/ Belmiro de Figueiredo Gomes
Daniela Sabbag	Belmiro de Figueiredo Gomes
CFO and Investor Relations Officer	CEO

Sendas Distribuidora S.A.

Witnesses:

1.	/s/ Geovani Diogo Jardim de Sousa	2.	Vanessa Borges Rezende
	Name: Geovani Diogo Jardim de Sousa		Name: Vanessa Borges Rezende
	ID: 49.433.380-7		ID: 34.864.975-7
	CPF: 435.826.438-75		CPF: 305.858.878-02